EXHIBIT 99.1
CONTACTS: Mark Carter, VP and Investor Relations Officer (704) 557-8386 Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE February 7, 2014

Snyder’s-Lance, Inc. Reports Results for Full Year 2013

•	Reports net revenue growth of 9% compared to prior year

•	Grows earnings per diluted share by 22% vs. prior year excluding special items

•	Reports 2013 full year earnings per diluted share of $1.16 excluding special items

•	Reports 2013 full year earnings per diluted share of $1.12 including special items

Charlotte, NC, - February 7, 2014 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its fiscal year 2013. Net revenue for the year ended December 28, 2013, was $1.76 billion, an increase of 8.8% from prior year net revenue of $1.62 billion, primarily driven by sales of our core brands. Consistent with our long term guidance of 3% to 5%, organic net revenue growth for the full year was 4%. The Company realized full year net income of $81.3 million, excluding special items, or $1.16 per diluted share, as compared to full year 2012 net income of $66.1 million, excluding special items, or $0.95 per diluted share, an increase of 22%. Net income, including special items, was $78.7 million, or $1.12 per diluted share, for the full year 2013 compared to $59.1 million or $0.85 per diluted share for 2012, an increase of 33%. Full year 2013 net income was negatively impacted by an increased effective tax rate of 36.8% compared to 34.7% for full year 2012. This higher than normal effective tax rate reduced 2013 earnings per share by approximately $0.04 when compared to last year’s effective tax rate.

Special items for 2013 totaled $2.6 million, after tax expense, and included approximately $1.6 million income in gain on the sale of assets, approximately $1.2 million of impairment charges and approximately $3.0 million of self-funded medical expense. Special items for 2012 were $7.0 million, after tax expense, and included approximately $2.6 million in severance costs and professional fees related to merger and integration activities, approximately $6.6 million in asset impairment charges, approximately $4.9 million in charges related to consolidation activities, and approximately $1.2 million in expenses associated with the acquisition of Snack Factory. Special items for 2012 also included gains on the sale of route businesses of approximately $8.3 million, net of the incremental taxes incurred on these gains.

Fourth quarter 2013 net revenue was $451 million, an increase of 7.4% compared to prior year fourth quarter net revenue of $420 million, primarily led by sales of our core brands which grew organically by 6.8%. Fourth quarter 2013 net income was $22.2 million, excluding special items, which was 8.8% above the $20.4 million of net income, excluding special items, for the prior year. Net income including special items was $23.0 million for the fourth quarter 2013 compared to fourth quarter 2012 net income including special items of $7.8 million. Fourth quarter 2013 net income was negatively impacted by the higher than normal effective tax rate mentioned above.

Comments from Management
“During this past year we grew earnings by 22% excluding special items, and grew our sales by 9%, commented Carl E. Lee, Jr., President and Chief Executive Officer.  “For 2013, we saw strong growth in our core branded items with solid distribution gains and share growth. Organically, core brands grew 5.4%, as we continued to invest in quality, capacity and innovation. Our overall operating margin increased in 2013 by 70 basis points, thanks to our team’s execution of our strategic plan. We increased our investment in advertising and marketing by over 20% from the prior year to support building our brands.  In 2013 we strengthened our position as a leader in premium, differentiated snacks and are excited about the potential of 2014”.

Mr. Lee continued, “Looking ahead, our team has worked hard to build a strong innovation pipeline for 2014 to drive core brand growth with unique value-added products. We expect to continue improving our operating margin in the coming year while also significantly increasing our investment in advertising and marketing to support core brand growth. Our primary goals of emphasizing our core brands, growing sales across the entire product portfolio, expanding our DSD network and controlling costs to widen margins are on target. We continue to look for branded products and distribution opportunities to build on this great foundation we’ve put in place. In 2014, plans call for growing our business consistent with consumer trends, supported by our expanding “better for you” product portfolio. I’d like to thank everyone at Snyder’s-Lance for a solid 2013 and look forward to an exciting and productive 2014”.

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on March 5, 2014 to stockholders of record at the close of business on February 26, 2014.

Estimates provided for 2014
The Company estimates that its net revenue for the full year 2014 will be up 3% to 5% organically when compared to 2013. Earnings per diluted share are expected to increase between 10% and 16% compared to 2013 earnings per diluted share, excluding special items. Capital expenditures for 2014 are projected to be between $70 and $75 million as investments are made in plant improvements, quality, capacity and innovation.

Conference Call
Management will conduct a conference call and live webcast at 9:00 am eastern time on Friday, February 7, 2014 to review the Company’s full year results. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on February 7 and midnight on February 14. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 39929513. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company's products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, Quitos™ and other brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; successful integration and realization of anticipated benefits of acquisitions; loss of key personnel; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; adulterated or misbranded products; disruptions to our supply chain or information technology systems; improper use of social media; changes in consumer preferences; distribution through independent business owners; inability to maintain existing markets or expand to other geographic markets; protection of trademarks and other proprietary intellectual rights; impairment in the carrying value of goodwill or other intangible assets; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement as a result of new information, future developments or otherwise.

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Quarters and Years Ended December 28, 2013 (Unaudited) and December 29, 2012
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net revenue	$450,403	$419,826	$1,761,049	$1,618,634
Cost of sales	300,748	277,209	1,163,034	1,079,777
Gross margin	149,655	142,617	598,015	538,857

Selling, general and administrative	113,951	115,733	470,561	440,597
Impairment charges	—	11,655	1,900	11,862
Gain on sale of route businesses, net	(533)	(739)	(2,590)	(22,335)
Other income, net	(2,220)	(283)	(10,823)	(407)
Income before interest and income taxes	38,457	16,251	138,967	109,140

Interest expense, net	3,706	3,229	14,408	9,487
Income before income taxes	34,751	13,022	124,559	99,653

Income tax expense	11,717	5,212	45,475	40,143
Net income	23,034	7,810	79,084	59,510
Net income attributable to noncontrolling interests	35	28	364	425
Net income attributable to Snyder’s-Lance, Inc.	$22,999	$7,782	$78,720	$59,085

Basic earnings per share	$0.33	$0.11	$1.13	$0.86
Weighted average shares outstanding – basic	69,801	68,725	69,383	68,382

Diluted earnings per share	$0.33	$0.11	$1.12	$0.85
Weighted average shares outstanding – diluted	70,631	69,586	70,158	69,215

Cash dividends declared per share	$0.16	$0.16	$0.64	$0.64

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 28, 2013 (Unaudited) and December 29, 2012
(in thousands, except share data)

	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$14,080	$9,276
Accounts receivable, net of allowances of $1,579 and $2,159, respectively	144,988	141,862
Inventories	113,750	118,256
Prepaid income taxes	9,094	—
Deferred income taxes	15,391	11,625
Assets held for sale	15,314	11,038
Prepaid expenses and other current assets	23,649	28,676
Total current assets	336,266	320,733

Noncurrent assets:
Fixed assets, net	349,256	331,385
Goodwill	537,141	540,389
Other intangible assets, net	519,669	531,735
Other noncurrent assets	22,262	22,490
Total assets	$1,764,594	$1,746,732

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$17,291	$20,462
Accounts payable	54,510	52,753
Accrued compensation	29,792	31,037
Accrued casualty insurance claims	6,262	4,779
Accrued selling and promotional costs	13,257	16,240
Income tax payable	—	1,263
Other payables and accrued liabilities	25,092	28,089
Total current liabilities	146,204	154,623

Noncurrent liabilities:
Long-term debt	480,082	514,587
Deferred income taxes	190,393	176,037
Accrued casualty insurance claims	5,567	9,759
Other noncurrent liabilities	24,448	19,551
Total liabilities	846,694	874,557

Commitments and contingencies

Stockholders’ equity:
Common stock, 69,919,364 and 68,863,974 shares outstanding, respectively	58,241	57,384
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	765,172	746,155
Retained earnings	85,146	50,847
Accumulated other comprehensive income	10,171	15,118
Total Snyder’s-Lance, Inc. stockholders’ equity	918,730	869,504
Noncontrolling interests	(830)	2,671
Total stockholders’ equity	917,900	872,175
Total liabilities and stockholders’ equity	$1,764,594	$1,746,732

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Fiscal Years Ended December 28, 2013 (Unaudited) and December 29, 2012
(in thousands)

	December 28, 2013	December 29, 2012
Operating activities:
Net income	$79,084	$59,510
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	59,631	53,764
Stock-based compensation expense	5,944	4,693
(Gain)/loss on sale of fixed assets, net	(2,640)	597
Gain on sale of route businesses	(2,590)	(22,335)
Impairment charges	1,900	11,862
Deferred income taxes	10,360	(15,279)
Provision for doubtful accounts	1,828	1,479
Changes in operating assets and liabilities, excluding business acquisitions	(12,781)	(1,523)
Net cash provided by operating activities	140,736	92,768

Investing activities:
Purchases of fixed assets	(74,579)	(80,304)
Purchases of route businesses	(29,692)	(28,523)
Proceeds from sale of fixed assets	9,448	9,324
Proceeds from sale of route businesses	30,745	93,896
Proceeds from sale of investments	2,298	1,444
Business acquisitions, net of cash acquired	(3,131)	(344,181)
Net cash used in investing activities	(64,911)	(348,344)

Financing activities:
Dividends paid to stockholders	(44,421)	(43,777)
Dividends paid to noncontrolling interests	(471)	(234)
Debt issuance costs	—	(2,028)
Issuances of common stock	9,776	9,710
Excess tax benefits from stock-based compensation	1,500	2,618
Repurchases of common stock	(770)	(335)
Repayments of long-term debt	(20,508)	(2,476)
Proceeds from long-term debt	—	325,211
Net repayments from revolving credit facilities	(16,127)	(44,841)
Net cash (used in)/provided by financing activities	(71,021)	243,848

Effect of exchange rate changes on cash	—	163

Increase/(decrease) in cash and cash equivalents	4,804	(11,565)
Cash and cash equivalents at beginning of period	9,276	20,841
Cash and cash equivalents at end of period	$14,080	$9,276

Non-cash investing activities:
Acquisition of remaining interest in Michaud Distributors	$10,150	$—

Supplemental information:
Cash paid for income taxes, net of refunds of $151 and $12,591, respectively	$39,313	$33,554
Cash paid for interest	$15,131	$10,533

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarters and Years Ended December 28, 2013 and December 29, 2012
(in thousands, except per share data)

	Net of Tax	Per Diluted Share
Quarter Ended December 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$22,999	$0.326

Gain on sale of Canadian assets	(846)	(0.012)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$22,153	$0.314

Quarter Ended December 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$7,782	$0.110

Merger related items	1,149	0.020
Snack Factory acquisition costs	876	0.010
Manufacturing consolidation activities	3,238	0.040
Trademark impairment	4,966	0.070
Disposal costs and fixed asset impairments	1,896	0.030
Gain on sale of route businesses	(411)	0.000
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	897	0.010

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$20,393	$0.290

	Net of Tax	Per Diluted Share
Year Ended December 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$78,720	$1.122

Self-funded medical insurance claim	2,995	0.043
Impairment charges	1,192	0.017
Gain on sale of Canadian assets	(1,645)	(0.024)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$81,262	$1.158

Year Ended December 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$59,085	$0.850

Merger related items	2,589	0.040
Snack Factory acquisition costs	1,163	0.020
Manufacturing consolidation activities	4,921	0.070
Trademark impairment	4,966	0.070
Disposal costs and fixed asset impairments	1,621	0.030
Gain on sale of route businesses	(13,869)	(0.210)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	5,604	0.080

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$66,080	$0.950